Exhibit 10.32

30 June 2020

Genesis Financial Inc (Purchaser) Ballast
Holdings Pte Ltd (Vendor) Wayne Blazejczyk
(Wayne Blazejczyk) Ballast Holdings Pty Ltd
(Company)

Share Purchase Deed Shares in Ballast Holdings Pty Ltd

Table of Contents

Clause	Heading	Page
1.	DEFINED TERMS & INTERPRETATION	2
2.	SALE AND PURCHASE	7
3.	PURCHASE PRICE	8
4.	COMPLETION	7
5.	OBLIGATIONS PRIOR TO COMPLETION	8
6.	RESTRAINTS	10
7.	WARRANTIES	11
8.	INDEMNITIES	13
9.	REPRESENTATIONS BY THE PURCHASER	13
10.	CONFIDENTIALITY AND PUBLICITY	13
11.	TERMINATION	14
12.	NOTICES AND OTHER COMMUNICATIONS	15
13.	ASSIGNMENT	16
14.	MISCELLANEOUS	16

1

SHARE PURCHASE DEED

DATED:	30 JUNE 2020

BETWEEN

1.	Ballast Holdings Pte Ltd (Singapore Company No. 2012140452) C\- Ballast Group of Companies, 9/233 Berrigan Drive, Jandakot WA 6164 (Vendor)

2.	Ballast Holdings Pty Ltd (ACN 090 130 500) C\- Ballast Group of Companies, 9/233 Berrigan Drive, Jandakot WA 6164 (Company)

3.	Wayne Blazejczyk C\- Ballast Group of Companies, 9/233 Berrigan Drive, Jandakot WA 6164 {Wayne Blazejczyk)

4.	Genesis Financial Inc of 8 North State Street, Suite 101, Lake Oswego, Oregon, USA 97034 (Purchaser)

BACKGROUND

A.	Genesis Financial Inc is seeking to consolidate its interest in the financial services sector.

B.	The Company is a Financial Services Business.

C.	The Vendor Shares are legally and beneficially owned by the Vendor, a company duly register and incorporated in Singapore.

D.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Vendor Shares on the terms and conditions set out in this Document.

OPERATIVE PROVISIONS

1.	DEFINED TERMS & INTERPRETATION

1.1	Defined terms

In this Document:

Accounts means the consolidated audited balance sheet of the Company Group as at the Accounts Date and the audited profit and loss statement and statement of cash flows of the for the financial year ending on the Accounts Date together with the notes to, and the reports of the directors in respect of, those accounts.

Accounts Date means 30 June 2020

Associate means, in relation to a person:

(a)	an associate of the person under sections 10 to 17 of the Corporations Act;

(b)	a company or trust of which the person has Control; or ( c) the spouse or child over the age of 18 of the person. SEC means SEC Limited ACN 008 624 691.

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Business means the business of:

(a)	providing financial services to retail and wholesale customers;

(b)	providing financial products to retail and wholesale customers;

(c)	managing client’s investments;

(d)	providing accounting services; and

(e)	providing superannuation management services,

carried on by the Company and its Subsidiaries from the Premises.

Business Day means:

(f)	for receiving a notice under clause 12, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is received; and

(g)	for all other purposes, a day that is not a Saturday, Sunday, public holiday or bank holiday in Victoria, Australia.

Business Hours means from 9.00am to 5.00pm on a Business Day.

Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this Document.

Company means Ballast Holdings Pty Ltd (ACN 090 130 500).

Company Group means the Company and the Subsidiaries.

Completion means 30th June, 2020.

Completion Date means the date of this agreement. all

Confidential Information means:

(a)	all information of or used by the Company Group relating to their transactions, operations and affairs;

(b)	all other information treated by the Company Group as confidential;

(c)	all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (a) or (b); and

(d)	all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a), (b) or (c),

that is not public knowledge (otherwise than as a result of a breach of a confidentiality obligation of a party).

Consideration Shares means 9,685,375 shares in common stock of The Purchaser as at 30th June, 2020 and 9,685,375 shares in the common stock of The Purchaser within 7 days of the date of delivery of audited accounts for the period ended 30th June, 2020 Genesis, and a further 3,750,000 shares in the common stock of the Purchaser in respect to the advisory books of funds under either advice or management with such shares to be issued on 31st August, 2020.

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Control means:

(a)	of a company by a person:

(i)	the person determines the composition of the board of directors of the company;

(ii)	the board of directors of the company is accustomed to act in accordance with the instructions, directions or wishes of the person; or

(iii)	the person holds or owns (alone or with its associates or related bodies corporate):

(A)	the majority of the issued shares of the company;

(B)	the majority of the issued shares of the ultimate holding company of the company; or

(C)	the majority of any securities or other rights granted by the company entitling holders to distributions based on the profits, earnings or net liquidation proceeds of the company; and

(b)	of a trust by a person:

(i)	the person is the sole trustee of the trust;

(ii)	the composition of the board of directors of any trustee company of the trust is determined by the person;

(iii)	the board of directors of any trustee company of the trust is accustomed to act in accordance with the instructions, directions or wishes of the person; or

(iv)	the person holds or owns (alone or with its associates or related bodies corporate):

(A)	the majority of the issued shares of any trustee company of the trust;

(B)	the majority of the issued shares of the ultimate holding company of any trustee company of the trust; or

(C)	the majority of the units, securities or other rights granted by the trust which entitling holders to distributions from the trust.

Corporations Act means the Corporations Act 2001 (Cth).

Document means this share purchase deed and any variations or amendments to it.

Due Diligence Materials means the information and documents provided to the Purchaser or its Representatives in the period prior to the Completion Date.

EBITDA means earnings before interest, taxes depreciation and amortisation.

Encumbrance includes mortgage, charge, lien, restriction against transfer, encumbrance and other third party interest.

Indemnities means the indemnities given by the Vendor to the Purchaser and the Company Group under clause 8.

Liabilities includes all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description at the Completion Date.

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Operational Control means authority over normal business operations of the Company at the operational level including control over how normal business processes are executed but does not include control over capital expenditure or binding agreements.

Purchase Price means the consideration provided by the Purchaser to the Vendor as set out in clause 3.

Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this Document, belonging or relating to or used by the Company Group including certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records.

Representatives means, in relation to a person or entity, its officers, employees, contractors, agents, advisers or financiers.

Restrained Person means Wayne Blazejczyk.

Restraint Period means:

(a)	36 months from the Completion Date, or if that period is be held to be invalid or any agreement in relation to that period unenforceable for any reason by any court of competent jurisdiction;

(c)	24 months from the Completion Date, or if that period is be held to be invalid or any agreement in relation to that period unenforceable for any reason by any court of competent jurisdiction;

(d)	12 months from the Completion Date.

Subsidiaries means any subsidiaries, within the meaning given to that term in the Corporations Act, including:

(a)	Ballast Accountants Pty Ltd (ACN 089 627 163);

(b)	Ballast Financial Planning Pty Ltd (ACN 160 842 133); and

(c)	Ballast Superannuation Management Pty Ltd (ACN 087 486 584)

Tax includes income tax, capital gains tax, franking deficit tax, franking additional tax, over franking tax, withholding tax, fringe benefits tax, pay-as-you-earn, pay-as-you-go, sales tax, customs duty, payroll tax, land tax, stamp duty, financial institutions duty, debits tax, water and municipal rates, gift tax, estate tax, superannuation contributions and charges, social security and national insurance contributions, purchase, goods and services tax, value added tax, prescribed payments and all other taxes, charges, assessments, contributions, withholdings, remittances, imposts, duties, excises, rates and levies in any part of the world and any penalties, interest, fines or other costs in relation to any Tax.

Tax Law means any law with respect to or imposing any Tax.

Tax Liability means all Liabilities relating to Tax including:

(a)	any Tax payable by the Company Group (or for which the Company Group is liable, whether directly or pursuant to any agreement relating to Tax) or any loss or reduction of any Tax Relief of the Company Group; and

(b)	all costs and expenses incurred by or on behalf of the Company Group in managing any Tax enquiry, dispute or similar action.

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Tax Relief means any credit, rebate, refund, relief, allowance or deduction in relation to Tax (including any carry forward Tax losses that accrue before Completion or become available before Completion).

Tax Subject Claim means a Claim for a breach of a Tax Warranty. Tax Warranties means the Warranties that comprise warranty 10. Territory means:

(a)	the Commonwealth of Australia, or if that area is be held to be invalid or any agreement in relation to that area unenforceable for any reason by any court of competent jurisdiction;

(b)	the State of Western Australia, or if that area is be held to be invalid or any agreement in relation to that area unenforceable for any reason by any court of competent jurisdiction;

(c)	within 50 km of the Premises.

Warranties means each of the representations and warranties given under clause 6 and set out in Schedule 1.

Vendor Shares means 1,000,002 ordinary shares in the capital of the Company held by the Vendor, representing 100 percent of the issued share capital of the Company.

1.2	Interpretation

In this Document, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this Document, and a reference to this Document includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, dollar or $ is to Australian currency;

(f)	a reference to time is to Melbourne, Australia time;

(g)	a reference to a party is to a party to this Document, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

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(j)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(k)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(l)	any agreement, representation, warranty or indemnity by 2 or more parties (including where 2 or more persons are included in the same defined term) binds them jointly and severally;

(m)	any agreement, representation, warranty or indemnity in favour of 2 or more parties (including where 2 or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(n)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Document or any part of it;

(o)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day;

(p)	a reference to a document in agreed form is to a document the form of which has been agreed by the parties before the date of this Document;

(q)	a reference to except as disclosed (or words to that effect) is a reference to something that is fully and fairly disclosed in this Document or the Due Diligence Material. In this context, for a matter to be fully and fairly disclosed it must be disclosed to the Purchaser in sufficient detail so as to enable a reasonable person to identify the nature and scope of the relevant matter, event or circumstance (including in each case, the financial effect of the relevant matter, event or circumstance must be reasonably ascertainable from the information disclosed); and

(r)	a reference to as far as the Vendor is aware, or to the Vendor’s knowledge or words to that effect, in relation to a matter, is to the knowledge the Vendor has after making, or would have if it had made, due and careful enquiries in relation to that matter, including all employees, executives and advisors of the Vendor.

1. 3	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	SALE AND PURCHASE

2.1	Agreement to sell and purchase

The Vendor, as Legal and beneficial owner, agrees to sell to the Purchaser and the Purchaser agrees to buy from the Vendor the Vendor Shares:

(a)	for the Purchase Price;

(b)	the shares are free from Encumbrances; and

( c)	with all rights, including dividend and voting rights, attached or accrued to them on or after the date of this Document,

on the terms and conditions of this Document.

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3.	PURCHASE PRICE

3.1	Amount

The Purchase Price is comprised of:

(a)	The Consideration Shares in the three tranches described herein plus

(b)	The sum of AUD$950,000 in cash by 31st July, 2020, and

(c)	The sum of AUD$2,500,000 in cash by 31st August, 2020 or such other date as may be agreed on.

(d)	The Purchase Price is inclusive of all taxes, charges or other amounts that may be payable in respect of the transfer of the Vendor Shares under this Document.

(e)	The Vendor acknowledges and agrees that the Consideration Shares may be subject to an escrow period in accordance with the SEC Listing Rules and agrees to execute and deliver any such restriction agreement as required by the Purchaser as a condition precedent to the issue of the Consideration Shares.

4.	COMPLETION

4.1	Time and place

Completion will take place at 11.00am on the Completion Date at 16 Milligan St, Perth, Western Australia, or another time and place agreed by the parties.

4.2	Obligations of the Vendor

At or before Completion, the Vendor must or must procure:

(a)	delivery to the Purchaser of a duly executed and completed transfer in favour of the Purchaser of the Vendor Shares in registrable form (except for the impression of stamp duty or other Taxes of a similar nature) together with the relevant share certificate (if any);

(b)	delivery to the Purchaser any power of attorney or other authority under which the transfer of the Vendor Shares is executed;

(c)	the written resignations of each of the directors and secretary of each member of the Company Group with effect from Completion confirming that they each of have no claim for loss of office or otherwise against the Company Group, save for any director who is to remain as agreed with the Purchaser prior to Completion;

(d)	ensure that the Company Group Liabilities do not exceed the Liabilities Cap; and

(e)	do all other things necessary or desirable to transfer the Vendor Shares to the Purchaser, to complete any other transaction contemplated by this Document and to place the Purchaser in effective control of the Company and the Business after total purchase price has been paid to the Vendor.

4.3	Obligations of the Purchaser

The Purchaser must at Completion:

(a)	issue the Consideration Shares to the Vendor in accordance with clause 3.1.

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4.4	Simultaneous actions at Completion

In respect of Completion:

(a)	the obligations of the parties under this Document are interdependent;

(b)	all actions required to be performed will be taken to have occurred simultaneously on the Completion Date; and

(c)	the Purchaser need not complete the purchase of any of the Vendor Shares unless the purchase of all the Vendor Shares is completed simultaneously.

4.5	Conduct until the Vendor Shares are registered

After Completion and until the Vendor Shares are registered in the name of the Purchaser, the Vendor must:

(a)	convene and attend at general meetings of the Company; and

(b)	vote at general meetings and take all other action in the capacity of the registered holder of the Vendor Shares,

as the Purchaser may lawfully require from time to time by notice in writing to the Vendor.

4.6	Operational Control

Until complete purchase price is paid to the Vendor, the Purchaser must ensure that Wayne Blazejczyk maintains Operational Control of the Company. It is agreed that post completion agreement will be reached in good faith between Wayne Blazejczyk and the board of The Purchaser regarding continued operation management of the businesses.

4.7	Records

The Vendor may retain after Completion copies of any Records necessary for it to comply with any applicable law (including Tax law) and to prepare Tax or other returns required of it by law.

5.	OBLIGATIONS PRIOR TO COMPLETION

5.1	Continuity of Business

Until Completion, the Company and the Vendor must not do anything other than carry on the Business in the ordinary course.

5.2	2 Vendor’s obligations

The Vendor must procure the Company to allow the Purchaser, its employees, agents to:

(a)	become familiar with the Business and the affairs of the Company;

(b)	investigate the accuracy of the Warranties; and

(c)	conduct due diligence investigations required by the Purchaser, such consent not to be unreasonably withheld or delayed.

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5.3	Prohibited actions

Without limiting clause 5.1, except as expressly contemplated in this Document, the Vendor and or Purchaser must ensure that the Company Group does not before Completion:

(a)	dispose or agree to dispose of or grant any Encumbrance in relation to an asset other than stock sold in the ordinary course of business;

(b)	terminate or adversely vary or fail to enforce the terms of any material contract or accept or agree to any variations to services to be performed or goods to be supplied under a material contract;

(c)	enter into any abnormal or unusual transaction which adversely affects the Business;

(d)	enter into any commitment (or series of commitments) for capital expenditure; ( e) amend the terms of engagement of, or terminate the employment of, any of the employees of the Company Group, either through individual contract or through negotiations with a union;

(f)	make, or permit to be made, any material changes to the superannuation arrangements of any employees of the Company Group;

(g)	hire, or agree to hire, any employee, agent or contractor except with the Purchaser’s consent;

(h)	agree to pay to any employee any severance or termination payment or retirement benefit that is not required to be paid under the existing terms of that employee’s employment;

(i)	terminate the employment of any employee or encourage the resignation of any employee;

(j)	in its conduct of the Business, make any change to its policy and practice as to the payment of creditors, ordering of stock or collection of trade receivables;

(k)	change its existing accounting policies or procedures;

(I)	do anything that would have a material adverse effect on the goodwill of the Business, including the relationship of the Company Group with customers, suppliers and employees;

(m)	do any of the following:

(i)	amend or replace its constitution;

(ii)	increase, reduce or otherwise alter its share capital or grant any options for the issue of shares or other securities;

(iii)	declare or pay a dividend or other distribution;

(iv)	revalue any accounts receivable, inventory or other assets; or

(v)	buy back or make any offer to buy back any of its shares;

(n)	incur additional borrowing, grant any loan or advance, or enter into any off balance sheet financing or assume, guarantee or endorse the obligations of any person or increase the Liabilities beyond the Liabilities Cap;

(o)	permit to lapse any permit or registration (including a registration relating to intellectual property rights) required to operate the Business or which is held at the date of this Document;

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(p)	grant any licence, assignment or other right or interest in respect of intellectual property;

(q)	fail to maintain any current insurance of the assets of the Company Group;

(r)	initiate or settle any material Claim, action or proceeding;

(s)	cancel or forgive (or enter into any arrangement to cancel or forgive) any indebtedness owed to it, or waive any right to such indebtedness;

(t)	make any Tax election or settle or compromise any income tax liability, unless that election, settlement or compromise is required by law and is supported by an opinion of counsel, or is in the ordinary course of business and is consistent with past practices or relates to a ruling request or objection to any ruling request made prior to the date of this Document and disclosed in the Disclosure Letter;

(u)	lease, or agree to lease, any material asset or property; or

(v)	authorise, commit or agree to take any of the steps or actions in clauses S.3(a) to 5.3(u) inclusive.

5.4	Terminate discussions

Until Completion, the Vendor must not solicit or respond to any enquiries or proposals by any person, other than the Purchaser, concerning an acquisition of the Vendor Shares.

5.5	Material changes

Until Completion, the Vendor must ensure that the Purchaser is informed of, and consulted about, any matter which materially affects the Business.

6.	RESTRAINTS

6.1	No Competition

The Restrained Person must not, without the prior written consent of the Purchaser, during the Restraint Period and within the Territory, by themselves or through an interest in any other person or trust (whether directly or indirectly in any manner whatsoever);

(a)	engage in or be concerned or interested in any person or business that is engaged or involved in, or who provides services to any person who is engaged or involved in:

(i)	any business or undertaking of a like or similar kind to the Business;

(ii)	any business or undertaking which competes with the Business or is reasonably regarded as a market competitor of the Business; or

(iii)	any business or undertaking which carries on business under a similar name to the Business;

(b)	solicit, canvass, induce or encourage any person who was at any time during the 12 month period ending on the Completion Date a director, employee or agent of the Purchaser or the Company to leave the employment or agency of the Purchaser or the Company;

(c)	solicit, canvass, approach or accept any approach from any person who was at any time during the 12 month period ending on the Completion Date a customer of the Purchaser or the Company with a view to obtaining the custom of any such person in a business which is the same or similar to the Business; or

(d)	interfere with the relationship between the Purchaser and its clients, employees or suppliers.

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6.2	Continuation of Restraint

Restrained Person agrees that:

(a)	the obligations constituted by this Document continue after the Completion Date;

(b)	the only effective, fair and reasonable manner in which the interest of the Purchaser in the Business can be protected is by the restraints agreed to by the Restrained Person in this clause;

(c)	the Vendor and the Restrained Person will have received adequate consideration for the restraint obligations undertaken in terms of this clause 6; and

(d)	while the restrictions contained in this clause 6 are reasonable in all the circumstances and particularly to protect the investment of the Purchaser in the goodwill of the Business and the parties intend that the restrictions will be enforced as broadly as possible.

6.3	Interpretation and enforcement

(a)	If any restraints contained in this clause 6 are judged to be void or unenforceable in all the circumstances set out in this clause for the protection of the interests of the Purchaser but would be valid or enforceable if part of the wording of this clause were deleted or the period or area reduced, that restraint will apply with any modifications as may be necessary to make it valid and effective.

(b)	The Purchaser may obtain an order from a court of competent jurisdiction enforcing the obligations and restraints imposed on any Restrained Person by this Document and imposed on the Restrained Persons generally at law and in equity.

6.4	Separate Restraints

The restraints contained in this clause 6 are separate, distinct and severable so that the unenforceability of any one or more of such restraints does not in any way affect the enforceability of any other restraints. To the extent that a court of competent jurisdiction will not give effect to each of the provisions of this clause 6 then the court must disregard such provisions and interpret the balance of this clause 6 as if any provisions which it does not give effect to have not appeared in this clause.

7.	WARRANTIES

7.1	Warranties

The Vendor represents and warrants to the Purchaser that the Warranties are true and accurate at the date of this Document and will be true and accurate on the Completion Date.

7.2	Application of the Warranties

Each Warranty:

(a)	remains in full force and effect after Completion;

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(b)	is separate and independent and is not limited by reference to any other Warranty or any other provision in this Document; and

(c)	is not affected by any investigation made by or on behalf of the Purchaser or any information relating to the Business or the Company Group of which the Purchaser has knowledge, actual or constructive.

7.3	Notice of potential Claim

As soon as possible after a party first becomes aware of anything which is or may be reasonably likely to give rise to a Claim under this clause 7:

(a)	it must notify the other parties in writing of that fact, together with all available details; and

(b)	the Vendor must, as and when requested by the Purchaser, provide to the Purchaser any information and details which the Purchaser reasonably requires.

7.4	Effect of payment

A payment to the Purchaser under this clause 7 is to be treated as a pro rata reduction in the Purchase Price.

7.5	Financial limits on Claims

The Vendor has no liability for a Claim for a breach of Warranty, or under the indemnity in clause 8.1, until the aggregate of all those Claims exceeds $50,000, in which event the Purchaser may claim the whole amount.

7.6	Time limits on Claims

The Vendor has no liability for breach of a Warranty, or under the indemnity in clause 8.1, unless:

(a)	in the case of a Claim relating to any Warranty or Indemnity other than those referred to in clause 7.6(b), the Purchaser has given written notice of the Claim to the Vendor under clause 7.3 on or before the third anniversary of the Completion Date; and

(b)	in the case of a Tax Claim, the Purchaser has given written notice of the Claim to the Vendor under clause 7.3 on or before the seventh anniversary of the Completion Date.

7.7	Maximum aggregate liability for Claims

The maximum aggregate liability of the Vendor for all Claims made by the Purchaser under this Document is equal to the value of the Purchase Price.

7. 8	Survival

The provisions of this clause 7 remain in full force and effect after Completion.

7. 9	Indemnity

Subject to the other provisions of this clause 7, the Vendor indemnifies the Purchaser and the Company Group from all Liabilities which the Purchaser and/or the Company Group suffers or incurs by reason of any of the Warranties being untrue or inaccurate in any respect. For the avoidance of doubt, the Purchaser is entitled to bring a Claim either on an indemnity basis under this clause 7.9 or on a contractual basis for breach of a Warranty, or both, provided that the Purchaser is only entitled to recover once in respect of the same loss.

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8.	INDEMNITIES

8.1	General indemnity

The Vendor indemnifies the Purchaser and the Company Group:

(a)	from all Liabilities which the Purchaser or the Company Group suffers or incurs by reason of:

(i)	any of the Warranties being untrue or inaccurate in any respect; or

(ii)	any failure by the Vendor to fulfil its obligations under this Document; and

(b)	from all Claims made by any third party in relation to:

(i)	a matter which constitutes, or circumstances that constitute, a breach of any of the Warranties or any other covenant or representation of the Vendor in this Document; or

(ii)	any failure by the Vendor to fulfil its obligations under this Document.

8.2	Capacity

For the purposes of clause 7.9, the Purchaser contracts on its own behalf and also as trustee for the Company Group and, accordingly, may take action in that capacity to recover on behalf of the Company Group.

9.	REPRESENTATIONS BY THE PURCHASER

9.1	Representations

The Purchaser represents and warrants to the Vendor that each of the following statements is true and accurate at the date of this Document and will be true and accurate on the Completion Date:

(a)	it is validly existing under the laws of its place of registration or incorporation;

(b)	it has the power to enter into and perform its obligations under this Document and to carry out the transactions contemplated by this Document;

(c)	it has taken all necessary action to authorise its entry into and performance of this Document and to carry out the transactions contemplated by this Document; and

(d)	its obligations under this Document are valid and binding and enforceable against it in accordance with their terms.

9. 2	Application of representations by the Purchaser

Each of the representations by the Purchaser under clauses 9.1,10.2 and 10.3 remain in full force and effect on and after Completion.

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10.	CONFIDENTIALITY AND PUBLICITY

10.1	Confidentiality

A party (Recipient):

(a)	must keep confidential any confidential information of another party (Disclosing Party) disclosed to the Recipient by the Disclosing Party, or of which the Recipient becomes aware, at any time up to Completion, except information which is public knowledge otherwise than as a result of a breach of confidentiality by the Recipient or any of its permitted disclosees; and

(b)	may disclose any confidential information in respect of which the Recipient has an obligation of confidentiality under clause 10.l(a) only:

(i)	to those of the Recipient’s officers or employees or financial, legal or other advisers who:

(A)	have a need to know for the purposes of this Document or the transactions contemplated by it; and

(B)	undertake to the Recipient (and, where required by the Disclosing Party, to the Disclosing Party also) a corresponding obligation of confidentiality to that undertaken by the Recipient under this clause 10.1; or

(ii)	if required to do so by law or the Listing Rules of SEC.

10.2	Confidential Information until Completion or termination

A reference in clauses 10.l(a) and 10.l(b) to confidential information includes, as regards the Purchaser, Confidential Information and the Purchaser must comply with those provisions with respect to Confidential Information until the first to occur of:

(a)	Completion; or

(b)	a period of 2 years after termination of this Document.

10.3	Confidential Information after Completion

The Vendor must not, and must ensure that any related body corporate of it and its respective officers and employees must not, after Completion without the prior written consent of the Purchaser, use or disclose any Confidential Information unless required to do so by law or the Listing Rules of SEC.

10.4	Announcements

A party must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this Document unless:

(a)	it is required to be made by law or the Listing Rules of SEC and before it is made that party has:

(i)	notified the Purchaser and the Vendor; and

(ii)	given the Purchaser and the Vendor a reasonable opportunity to comment on the contents of, and the requirement for, it; or

(b)	it has the prior written approval of the Purchaser and the Vendor.

11.	TERMINATION

11.1	Default

If the Vendor defaults in the performance of any of their obligations under this Document, the Purchaser may immediately terminate this Document by giving notice in writing to the Vendor.

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11. 2	After termination

On termination of this Document for any reason, each party must stop, and must cause its permitted disclosees to stop, using confidential information of another party and, at the other party’s option:

(a)	return to the other party;

(b)	destroy and certify in writing to the other party the destruction of; or

(c) destroy and permit a representative of the other party to witness the destruction of, all confidential information in its possession or control.

11. 3	Survival

Clauses 10 and 11 continue to apply after termination of this Document.

11. 4	Accrued rights

Termination of this Document does not affect any accrued rights or remedies of a party.

12.	NOTICES AND OTHER COMMUNICATIONS

12.1	Service of notices

A notice, demand, consent, approval or communication under this Document (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post, facsimile or email to the recipient’s address for Notices specified below, as varied by any Notice given by the recipient to the send er.

Purchaser

Post: Genesis Financial Inc, 8 North State Street, Lake Oswego, Oregon USA 97034

Email:

Attention: Warwick Kerridge, Chairman Genesis Financial Inc.

Vendor and Wayne Blazejczyk

Post: PO Box 5143, South Lake WA 6164

Delivery: C\- Ballast Group 9/233 Berrigan Drive, Jandakot WA 6164

Email:

Attention: Wayne Blazejczyk

Company

Post: PO Box 5143, South Lake WA 6164

Delivery: C\- Ballast Group 9/233 Berrigan Drive, Jandakot WA 6164

Email:

Attention: Wayne Blazejczyk

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12.2	Effective on receipt

(a)	A Notice given in accordance with clause 12.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(i)	if hand delivered, on delivery;

(ii)	if sent by prepaid post, 2 Business Days after the date of posting (or seven Business Days after the date of posting if posted to or from a place outside Australia);

(iii)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within 8 hours after the transmission, the recipient informs the sender that it has not received the entire Notice; or

(iv)	if sent by email, when sent by the sender unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee,

but if the delivery, receipt or transmission is not on a Business Day or after outside Business Hours in the jurisdiction of the recipient, the Notice is taken to be received at the next commencement of Business Hours after that delivery, receipt or transmission in that jurisdiction.

(b)	A Notice served by the Purchaser on either Restrained Person is deemed to be served on the other.

13.	ASSIGNMENT

A party may only assign this Document or a right under this Document with the prior written consent of each other party.

14.	MISCELLANEOUS

14.1	Alterations

This Document may be altered only in writing signed by each party.

14.2	Approvals and consents

Except where this Document expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this Document.

14.3	Costs

Each party must pay its own costs of negotiating, preparing and executing this Document.

14.4	Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this Document or any transaction contemplated by this Document, must be paid by the Purchaser.

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14.5	Survival

Any indemnity or any obligation of confidence under this Document is independent and survives termination of this Document. Any other term by its nature intended to survive termination of this Document survives termination of this Document.

14.6	Counterparts

This Document may be executed in counterparts. All executed counterparts constitute one document.

14.7	No merger

The rights and obligations of the parties under this Document do not merge on completion of any transaction contemplated by this Document.

14.8	Entire agreement

This Document constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

14.9	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this Document and any transactions contemplated by it.

14.10 0	Severability

A term or part of a term of this Document that is illegal or unenforceable may be severed from this Document and the remaining terms or parts of the term of this Document continue in force.

14.11	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

14.12	Relationship

Except where this Document expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

14.13	Governing law and jurisdiction

This Document is governed by the law of Victoria and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria .

14 .14	Deed

This Document takes effect as a deed.

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Schedule 1 - Warranties (clause 67)

1.	VENDOR

1.1	The Vendor has full authority and all necessary consents to enter into and perform this Document.

1. 2	The sale of the Vendor Shares under this Document will not:

(a)	impose any Encumbrance on the Vendor; or

(b)	put the Vendor in breach of any obligation or agreement by which the Vendor is bound.

1.3	No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Vendor;

(b)	trustee in bankruptcy, receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of the Vendor; or

(c)	mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which the Vendor is the mortgagor or chargor.

1.4	The Vendor:

(a)	is not bankrupt, has not committed an act of bankruptcy or is insolvent and if a company, is not insolvent within the meaning of section 95A of the Corporations Act;

(b)	has not stopped paying its debts as and when they fall due;

(c)	if a company, has not been served with a demand under section 459E of the Corporations Act which it is taken under section 459F of the Corporations Act to have failed to comply with; and

(d)	if a company, is not subject to voluntary administration under Part 5.3A of the Corporations Act.

2.	THE COMPANY GROUP

2.1	Each member of the Company Group:

(a)	is validly existing under the laws of its place of incorporation or registration and in good standing;

(b)	has full corporate power to own its properties, assets and businesses and to carry on the businesses it conducts; and

(c)	has good and marketable title to all the assets included in the Accounts.

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2.2	No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of any member of the Company Group;

(b)	receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of the Company Group; or

(c)	mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which a member of the Company Group is the mortgagor or chargor.

2.3	The Company Group:

(a)	does not act or carry on business in partnership with any other person;

(b)	is a member (other than through the holding of share capital) of any corporate or unincorporated body, undertaking or association (other than a trade association); or

(c)	does not hold or is liable on any share or security (other than a share or security in a trade association) which is not fully paid up or which carries any liability.

2.4	No member of the Company Group trades under a name other than its corporate name (excluding trademarks or business names registered in a name other than its corporate name).

2. 5	No member of the Company Group:

(a)	is insolvent within the meaning of section 95A of the Corporations Act;

(b)	has stopped paying its debts as and when they fall due;

(c)	has been served with a demand under section 459E of the Corporations Act which it is taken under section 459F of the Corporations Act to have failed to comply with; or

(d)	is subject to voluntary administration under Part 5.3A of the Corporations Act.

3.	SHARE CAPITAL

3.1	The Vendor Shares held by the Vendor:

(a)	comprise the entire share capital of the Company;

(b)	arefullypaid;and

(c)	were validly issued.

3.2	The only class of shares on issue in the Company are ordinary shares.

3. 3	The Vendor holds 1,000,002 shares in the capital of the Company which comprise 100 percent of the share capital of the Company.

3.4	The Vendor has complete and unrestricted power and right to sell, assign and transfer the Vendor Shares to the Purchaser.

3.5	There are no:

(a)	securities convertible into shares of the Company;

(b)	options or other entitlements:

(i)	over the shares of the Company; or

(ii)	to have shares in the Company or shares of the Company issued; or

(c)	restrictions on the transfer of any Shares in the Company or shares of the Company.

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3.6	There is no Encumbrance over or affecting the Vendor Shares, or shares of the Company, or any of them.

4.	BUSINESS CONTRACTS

4.1	As far as the Vendor is aware, there are no agreements, arrangements or understandings affecting the Company Group or the carrying on of the Business that:

(a)	are material to the operation of the Business and have not been disclosed in writing to the Purchaser;

(b)	are outside the ordinary and proper course of business of the Business or otherwise contain any unusual, abnormal or onerous provision;

(c)	are incapable of being fulfilled or performed on time without undue or unusual expenditure of money or effort; or

(d)	entitle the other party to terminate the agreement, or impose terms less favourable to the Business, by reason of a sale of the Vendor Shares.

4.2	With respect to each contract which is material to the Business, the Vendor is not aware:

(a)	of any party to the contract being in default; or

(b)	of any grounds for rescission or avoidance or repudiation of that contract.

5.	THE ACCOUNTS

5.1	The Accounts:

(a)	give a true and fair view of:

(i)	the assets, liabilities, financial position and state of affairs of the Company Group as at the Accounts Date; and

(ii)	the financial performance of the Company Group for the year ended on the Accounts Date;

(b)	contain proper and adequate provision for and full disclosure of all liabilities, whether actual, contingent or otherwise, of the Company Group at the Accounts Date; and

(c)	are not affected by any abnormal, extraordinary, exceptional or non-recurring items.

5.2	2 The Accounts:

(a)	are true and fair in all respects;

(b)	show an accurate view of:

(i)	the financial position and state of affairs of the Company Group and the Business as at the date to which they have been prepared; and

(ii)	the financial performance of the Company Group and the Business for the period in respect of which they have been prepared;

(c)	there have been prepared in accordance with the same accounting policies as were applied in the preparation of the accounts of the Company Group and the Business in the previous 36 months; and

(d)	are not affected by an unusual, abnormal, extraordinary or non-recurring item.

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5.3	Since the Accounts Date:

(a)	there has been no material adverse change in the assets, liabilities, turnover, earnings, financial condition, trading position, affairs, performance or prospects of the Company Group and no fact, matter, event or circumstance has occurred which is likely to give rise to such a change;

(b)	no dividend or distribution of capital or income has been declared, made, paid or determined to be payable in respect of any share capital of the Company Group whether of cash, specific assets or otherwise;

(c)	the Company Group has carried on the Business in the ordinary and usual course and has not entered into any contracts or arrangements other than in the ordinary and usual course of carrying on business of the Business;

(d)	the Company Group has not incurred or undertaken any actual or contingent liabilities or obligations, including Tax, except in the ordinary and usual course of business;

(e)	) the Company Group has not acquired or disposed of or dealt with any assets, nor has it entered into any agreement or option to acquire or dispose of any assets other than in the normal course of business for full market value;

(f)	except in the ordinary and usual course of business, the Company Group has not borrowed money;

(g)	except by operation of law or in the ordinary and usual course of its business, the Company Group has not granted any Encumbrance over any of its inventory or assets;

(h)	the Company Group has not paid or agreed to pay any retiring allowance, superannuation or benefit to any of its officers or employees except where the law requires it or in accordance with a superannuation or retirement scheme in force at the Accounts Date;

(i)	the Company Group has not entered into or altered any contract of service with any officers, employees or agents, or increased or agreed to increase the rate of remuneration or compensation payable to any of its officers, employees or agents;

(j)	the Company Group has not implemented any new accounting or valuation method for its business, assets, property or rights;

(k)	no major supplier of the Company Group has:

(i)	reduced the level of its supplies to the Company Group;

(ii)	indicated an intention to cease or reduce the volume of its trading with the Company Group after Completion; or

(iii)	materially altered the terms on which it trades with the Company Group;

(l)	no major customer of the Company Group has:

(i)	reduced the level of its custom from the Company Group;

(ii)	indicated an intention to cease or reduce the volume of its trading with the Company Group after Completion; or

(iii)	materially altered the terms on which it trades with the Company Group;

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(m)	no loans have been made nor bonuses paid by the Company Group to employees, nor have any advances or loan money been accepted from any employees; and

(n)	no resolutions have been passed by the members or directors of the Company Group except in the ordinary and usual course of business of the Company Group and those necessary to give effect to this Document.

5.4	The Company Group has not provided any letter of comfort or made any representation or given any undertaking to any person in respect of the obligations or solvency of any other person or in support of or as an inducement to or otherwise in connection with the provision of financial accommodation, whether or not considered by the Company Group to be legally binding.

5.5	The Vendor has provided to the Purchaser full details in complete terms of every contract under which the Company Group receives, or is entitled to receive, financial accommodation from any person, including the Vendor.

5.6	The Company Group does not have Liabilities in excess of the Liabilities Cap.

6.	INFORMATION

6.1	The Vendor has disclosed to the Purchaser all information relating to the Company Group and the Business or otherwise in relation to the subject matter of this Document which might, if disclosed, reasonably be expected to affect the decision of a prospective purchaser to enter into this Document, or the price at which, or the terms on which, a prospective purchaser might be willing to purchase the Vendor Shares.

6.2	Each statement and all information set out in the schedules to this Document, the Due Diligence Materials and in the information provided to the Purchaser and its Representatives in relation to the Company Group (including the information in the data room established by the Vendor) is true, complete and accurate and not misleading or deceptive.

6.3	There is no fact, matter or circumstance known to any Vendor which renders any of the information referred to in Warranties 6.1 or 6.2 misleading or deceptive.

6.4	All copies of documents provided by any Vendor to the Purchaser or its Representatives in relation to the Company Group or the Business, including in the Due Diligence Materials, are true copies.

6.5	All predictions, projections, expectations, opinions and forecasts provided by or on behalf of any Vendor to the Purchaser or its Representatives are:

(a)	arrived at in good faith after due and careful consideration;

(b)	bona fide operational documents of the Company Group or the Business (and as such were not prepared for the purpose of disclosure to the Purchaser or other potential purchasers of the Business, unless expressly indicated otherwise on the face of the document); and

(c)	accurate and reasonable.

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7.	LITIGATION

7.1	1 There is:

(a)	no material Claim threatened or pending against any member of the Company Group; and

(b)	as far as the Vendor is aware, no material fact, matter or circumstance likely to give rise to any Claim or Liability against any member of the Company Group.

7. 2	There are no material unsatisfied or outstanding judgments, orders or awards affecting any member of the Company Group.

7 .3	The Company Group is not currently involved in any material legal proceedings.

8.	VENDOR LITIGATION

8.1	There is:

(a)	no material Claim threatened or pending against any Vendor; and

(b)	as far as the Vendor is aware, no material fact, matter or circumstance likely to give rise to any Claim or Liability against any Vendor.

8.2	There are no material unsatisfied or outstanding judgments, orders or awards affecting the Vendor.

8.3	No Vendor is currently involved in any material legal proceedings.

9.	COMPLIANCE WITH STATUTORY REQUIREMENTS

9.1	As far as the Vendor is aware:

(a)	the Company Group holds all statutory licences, consents, approvals and authorisations necessary for carrying on the Business;

(b)	the Company Group has complied with the terms ofthose licences, consents, approvals and authorisations; and

(c)	there are no facts which could prejudice renewal or lead to revocation or variation in any material respect of those licences, consents, approvals and authorisations.

9.2	There are no outstanding notices or orders affecting the Company Group or the Business and the Vendor is not aware of any circumstance which may result in the imposition of any such notice or order.

10.	TAX

10.1	Defined terms

In warranty 10:

Group Liabilities has the meaning given to it in section 721-10 of the 1997 Tax Act that was not paid or otherwise discharged in full by the time the liability became due and payable.

Ruling means any ruling, determination, arrangement, clearance, consent or advice issued by, or negotiated with, any Tax Authority in respect of any Tax or Tax Law.

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10.2	General warranties

The Company Group has:

(a)	complied with all obligations imposed on the Company Group by any Tax Law;

(b)	paid, or the Accounts fully provide for, all Tax which the Company Group is or may become liable to pay in respect of the period up to and including the Accounts Date;

(c)	filed, lodged or submitted all Tax returns and information regarding Tax and Tax matters as and when required by Tax Law or requested by any Tax Authority;

(d)	maintained sufficient and accurate records and all other information required to support all Tax returns and information which has been or may be filed, lodged or submitted to any Tax Authority or is required to be kept under any Tax Law;

(e)	complied with all of its obligations under any statutory provisions requiring the deduction or withholding of Tax from amounts paid by the Company Group, whether on its own behalf or as agents, and has properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have yet to become payable);

(f)	complied with all obligations to register for the purposes of any Tax Law; and

(g)	complied with all obligations imposed under Tax Law in relation to the quotation of tax file numbers by employees of the Company Group, including the guidelines under applicable Privacy Law and have not committed an offence in relation to the collection, recording, use or disclosure of tax file numbers.

10.3	After the Accounts Date, the only Tax liabilities of the Company Group that have arisen or may arise on or before the Completion Date are, or will be, liabilities arising out of the normal business and trading activities of the Company Group.

10.4	No member of the Company Group:

(a)	is involved in any audit or investigation of any of its Tax returns or business operations or any dispute with any Tax Authority and the Vendor is not aware of any circumstances or event which may give rise to any such audit, investigation or dispute;

(b)	has entered into or been a party to any transaction which contravenes the anti avoidance or transfer pricing provisions of any Tax Law;

(c)	is currently the beneficiary of any extension of time within which to file, lodge or submit any Tax return or with respect to any Tax assessment or any Tax shortfall; and

(d)	has in the last 5 years been the subject of any audit by, or in dispute with, any Tax Authority.

10.5	Any statement, information, Ruling request, notice, computation, election or return which has been made, filed, lodged or submitted to a Tax Authority, or a Tax Officer within the meaning of any Tax Law, by the Company Group in respect of any Tax or Tax matter:

(a)	is true, correct and complete;

(b)	discloses all material facts which should be disclosed under any relevant Tax Law;

(c)	is not false, misleading or deceptive; and

(d)	has been made, filed, lodged or submitted on time.

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10.6	The Vendor has provided the Purchaser all relevant information and material held by the Vendors or the Company Group pertaining to the income tax returns referred to in 10 from the 2012 income tax year onwards (including copies of any lodged income tax returns and any attachments) for inspection.

10. 7	The Vendor has provided the Purchaser all relevant information and material held by the Vendor or the Company Group pertaining to any matter referred to in warranty 10 for inspection.

10.8	All copies of information, notices or returns submitted to any Tax Authority by the Company Group in respect of Tax that have been supplied by the Vendor or its advisers to the Purchaser are true and complete cop!es of the originals.

10. 9	The office of public officer of the Company as required under any Tax Law has always been occupied.

10.10	All transactions and other dealings between the Company Group and a third party have been (and can be demonstrated to have been) conducted on arm’s length commercial terms.

10.11	The Company Group does not have a permanent establishment (as that expression is defined in any relevant double taxation agreement to which Australia is a party) outside Australia nor is it required to be registered in any place as a recognised foreign company or trust.

11.	EMPLOYEES

11.1	Full and correct particulars of the employees of the Company Group, including details in respect of remuneration, benefits, accrued or pro rata long service leave, personal and carer’s leave and annual leave entitlements, period of continuous service, work place location, job title or job function, notice period and bonus arrangements and whether employees have given notice to take parental leave, are contained in the Records of the Company Group which have been made available to the Purchaser for inspection before the date of this Document.

11.2	The Company Group has not made any contract, arrangement, understanding or representation (whether written or oral) under which one or more employees, contractors or agents will or may be entitled to any benefit (monetary or otherwise) if ownership (direct or indirect) of the Company Group changes, as will occur on the sale of the Vendor Shar es.

11. 3	No Claim has been made, nor has the Company Group received notice of any potential Claim, by or on behalf of any past or present employee or contractor against the Company Group.

11.4	There is no issue (including the expiry of any award, enterprise agreement or other instrument made or approved under law) which may lead to industrial action by employees or any industrial organisation of employees which may disrupt the Business or cause it to incur financial expenditure.

11.5	The Company Group has complied with and continues to comply with all obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service leave, equal opportunity, anti-discrimination, Tax, superannuation, workers compensation and industrial laws), award, enterprise agreement or other instrument made or approved under any law with respect to its past and present employees and contractors.

11.6	As at the date of this Document, the employees of the Company Group:

(a)	are all employed to work in the conduct ofthe Business; and

(b)	are the only persons employed or engaged to work in the conduct of the Business.

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11. 7	As at the date of this Document, none of the employees of the Company Group have terminated their employment or given notice of the termination of their employment and the Vendor is not aware that any employee intends to give notice of termination of their employment.

11.8	The Company Group has not:

(a)	given a commitment (whether legally binding or not) to increase or supplement the remuneration, annual leave (including leave loading), long service leave, personal leave or any other compensation, gratuities or benefits of any employee; or

(b)	agreed to a share incentive scheme, share option scheme, bonus scheme, profit sharing scheme or other employee incentive scheme with an employee.

11.9	No schemes or arrangements operated by or relating to the Company Group in respect of the Business exist, which provide to any officer, employee, independent contractor or agent of the Company Group a commission, remuneration or other payment calculated by reference to the whole or part of the turnover, profits or sales of the Company Group or the Business.

1.1.10	No employee of the Company Group is entitled to any payment or benefit (or any increased payment or benefit) as a direct or indirect result of a change of control of any member of the Company Group or on the sale of the Business (including where the change of control or sale is one of a number of preconditions to a payment or benefit or increased payment or benefit).

11.11	Except as disclosed by the Vendor:

(a)	no industrial awards apply to or cover the employees of the Company Group;

(b)	the Company Group is not a party to any enterprise agreement or collective bargaining agreement or any other instrument made or approved under any law in relation to any of the employees of the Company Group;

(c)	the Company Group is not a party to any agreement, arrangement or understanding with a union or any representative of it or industrial organisation in relation to any of the employees of the Company Group; and

(d)	the Company Group has no contracts, arrangements or understandings with contractors in connection with the Business.

11.12	There are no written employment agreements with any person employed in the Business except as disclosed by the Vendor. Except as required by law, all contracts of employment with employees of the Company Group may be terminated by the relevant member of the Company Group, as employer, by notice of one month or less.

11.13	No notice, prosecution, prohibition, improvement notice or Claim has been received by the Vendor or the Company Group from any Governmental Authority in relation to the employment by the Company Group of the employees of the Company Group.

11.14	The Due Diligence Materials detail all contracts, arrangements and understandings with contractors in connection with the Business.

11.15	None of the employees of the Company Group require a work visa or any licence or other form or approval to work in the conduct of the Business.

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12.	COMPLIANCE WITH APPLICABLE LAWS

12.1	The Company Group has complied with all applicable laws (whether applicable to the conduct of the Business and the other assets of the Company Group or in any other manner) and no contravention or allegation of any contravention of any applicable law has been made against the Company Group or the Vendor.

12.2	The Company Group:

(a)	holds all licences, approvals, consents, rights, registrations, permits, certificates and other authorisations necessary for the conduct of the Business (Approvals);

(b)	has complied with all terms, conditions and other provisions of or applicable to those Approvals;

(c)	has not done or permitted to be done anything that would cause any of the Approvals to be terminated; and

(d)	has not received any notice that any Approval will be revoked, suspended, modified or will not be renewed.

12.3	As far as the Vendor is aware, there is no fact or matter which might prejudice the continuance or renewal, or result in the revocation or variation in any material respect, of any Approval.

12.4	The Vendor has disclosed to the Purchaser:

(a)	all Approvals; and

(b)	all conditions and notices attaching or applicable to the Approvals.

12.5	The Vendor nor any member of the Company Group has received any notice that any such statutory permit or licence will be revoked, suspended, modified or will not be renewed.

12.6	The Company Group has completed and lodged all returns and statements required to be lodged by law with any Government Agency and the returns and statements so lodged were true and correct in every respect.

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Signing page

EXECUTED and DELIVERED as a Deed.
Executed and Delivered for and on behalf of Ballast Holdings Pte Ltd in accordance with its constituent documents and place of incorporation

Signature of Director
/s/ Wayne Blazejczk

Wayne Blazejczyk
Name of Director (print)

Executed by Ballast Holdings Pty Ltd in accordance with Section 127 of the Corporations Act 2001

/s/ Tara Roberts

Name of Company Secretary (print)

Executed by Genesis Financial Inc

/s/ Warwick Kerridge
Signature of Director

Warwick Kerridge
Name of Director (print)

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